                                                                    EXHIBIT 4(a)


                EIGHTH AMENDMENT TO CREDIT AND LOAN AGREEMENT


      THIS EIGHTH AMENDMENT (the "Amendment"), dated and effective this 12 day of July, 2002, is made to that certain Credit and Loan Agreement, dated as of August 7, 1998, as the same was amended by that certain First Amendment to Credit Agreement and Loan Agreement, dated as of October 6, 1998, that certain Second Amendment to Credit and Loan Agreement, dated as of February 9, 1999, that certain Third Amendment to Credit and Loan Agreement, dated as of June 23, 2000, that certain Fourth Amendment to Credit and Loan Agreement, dated as of August 24, 2000, that certain Fifth Amendment to Credit and Loan Agreement dated as of July 13, 2001, that certain Sixth Amendment to Credit and Loan Agreement dated as of December 27, 2001 (the "Sixth Amendment") and that certain Seventh Amendment to Loan and Credit Agreement dated as of January 18, 2002 (the "Seventh Amendment")(collectively, the "Loan Agreement"), by and among TRANSMATION, INC., an Ohio corporation (the "Borrower"), THE LENDERS PARTY THERETO FROM TIME TO TIME (the "Lenders") and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent (in such capacity, together with its successors in such capacity, the "Agent").

                                    RECITALS:

      WHEREAS, the Borrower has requested that certain changes and modifications be made to the Loan Agreement and has requested that the Lenders waive certain loan covenant defaults as of March 31, 2002 and July 12, 2002, and the Lenders are agreeable to making the same in accordance with the terms and conditions set forth herein, commencing as of the effective date first written above.

      NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Definitions; References. All capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Loan Agreement. All Section, Subsection and Paragraph references shall be to Sections, Subsections and Paragraphs of the Loan Agreement. Except as specifically modified hereby, the Loan Agreement shall remain in full force and effect.

      2.    Revolving Credit Loans.

      (A) Paragraph (iii) of Subsection (a) of Section 2.01 and all previous amendments thereto of the Loan Agreement is amended to read in its entirety as follows:

            (i) Notwithstanding anything to the contrary in the foregoing paragraphs (i) and (ii), and subject to downward adjustment pursuant to Paragraph 5 of this Amendment, at no time during the term of this Agreement shall the aggregate amount of the Lenders' Revolving Credit Commitment, or the aggregate of outstanding Revolving Credit Loans plus the aggregate undrawn face amount of all issued and outstanding Letters of Credit exceed $8,400,000.00 (the "Revolving Credit Facility Limit"). The Revolving Credit Maturity Date shall be August 1, 2003. The Borrower will execute and deliver Replacement Revolving Credit Notes as required by Lenders substantially in the form attached as Exhibit A, and shall make aggregate payments for the Revolving Credit Notes to the Agent.

      (B) Section 2.04 and all previous amendments thereto of the Loan Agreement is amended to read in its entirety as follows:

            (i) The interest rate on the Revolving Credit Loans will be equal to the Prime Rate, plus 1%, as adjusted from time to time pursuant hereto. In the event that the Overadvance (hereinafter defined) exceeds the amounts set forth in paragraph 3 below, or exists in whole or in part after December 31, 2002, (in either case an "Unpermitted Overadvance") it shall be an Event of Default. For so long as such Event of Default exists, the interest rate on the Revolving Credit Loans will equal the Prime Rate, as adjusted from time to time pursuant hereto, plus 3%, for the first thirty days of such Unpermitted Overadvance and shall increase by 1% for each and every additional thirty day period that such Unpermitted Overadvance exists.

      3.    Revolving Credit Loan Borrowing Formula ("Borrowing Formula").

      (A) Paragraph (v) of Subsection (a) of Section 2.01 of the Loan Agreement is replaced in its entirety with the following:

            (v)(i)Notwithstanding any of the provisions of Subsection (a) of
                  Section 2.01 and any previous amendments thereto, the principal amount outstanding under the Revolving Credit Loans shall, at no time, exceed the sum of (X) eighty (80%) percent of the net amount of Eligible Accounts Receivable (hereafter defined) on the date of determination and (Y) fifty (50%) percent of the net amount of Eligible Inventory (hereafter defined). Notwithstanding, for the period from July 1, 2002 to September 30, 2002, the Lenders will permit an Overadvance of up to $500,000.00. From October 1, 2002 to December 31, 2002 the amount of the allowable Overadvance will be reduced to $300,000.00. Beginning January 1, 2003, no Overadvance will be permitted.

            (ii) $500,000.00 of the Revolving Credit Facility Limit shall be held or "blocked" to be utilized to pay the costs referenced in Paragraph 5. No advance shall be made if its making would cause the aggregate unpaid balance of all advances outstanding under the Revolving Credit Loans to exceed $8,400,000.00 (subject to downward adjustment pursuant to Paragraph 5 of this Amendment).

            (iii) The Borrower shall provide to the Agent, with a copy to each
                  Lender, on a monthly basis, a written borrowing base certificate certifying the amount of

                  Eligible Accounts Receivable, Eligible Inventory, outstanding balance of the Revolving Credit Loans and available amount for advance under the Borrowing Formula. The monthly borrowing base certificate will be delivered no later than the 20th day of the month immediately following the month covered by the certificate. Failure to deliver the borrowing base certificate in a timely manner shall constitute an Event of Default and the interest rate shall adjust to the same rate as set forth in paragraph 2(B)(i) above for an Unpermitted Overadvance, for so long as such Event of Default exists.

      As used herein, Eligible Accounts Receivable and Eligible Inventory shall have the following meanings:

      "Eligible Accounts Receivable" means an Account Receivable owing to Borrower which, unless the Bank shall otherwise in its sole discretion agree, meets with the following specifications at the time it comes into existence and continues to meet the same until it is collected in full:

      (a) The Account Receivable is due and payable not more than thirty (30) days after the date of invoice therefore (or (45) days for customers that have historically been billed on such basis), and is not more than ninety (90) days past due;

      (b) The Account Receivable arose from the performance of services or sale of products by the Borrower;

      (c) The Account Receivable is not subject to any prior assignment, claim, lien or security interest and the Borrower will not make any further assignment thereof or create any further security interest therein nor permit the Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process;

      (d) The net value of an Account Receivable after allowable set off, credit, or adjustment by the Account Debtor;

      (e) Accounts Receivable shall not include: (i) amounts owed to Borrower from any Subsidiary of Borrower; (ii) amounts due the Borrower from officers, shareholders or employees; (iii) amounts carried on the books and records of the Borrower as an intercompany or divisional receivable; (iv) the total receivables owed by any Account Debtor having more than ten percent (10%) of its indebtedness to the Borrower ninety (90) days or more past due from the date of the invoice (excluding retainages); (v) foreign receivables other than receivables from Canadian customers; (vi) any Account Receivable which the Bank has reasonably determined in good faith is unsatisfactory; and (vii) retainages

      (f) The term "Account Receivable" shall include all accounts, accounts receivable, contract rights for the payment of money, chattel paper, and all other obligations and receivables now owned or hereafter acquired by the Borrower, whether now existing or hereafter arising. All accounts receivable shall be processed through Borrower's lock box account with Agent.

      (g) The term "Account Debtor" includes the buyer or lessee of services or products from the Borrower.

      (h) The term "Eligible Inventory" shall include raw materials and completed products, but shall not include any work in progress.

      4.    Term Loan A:

      (A) Section 2.05 (a)(ii) and all previous amendments thereto of the Loan Agreement is amended to read as follows:

            (ii) Notwithstanding anything to the contrary in the foregoing paragraph (i), at no time during the term of the Agreement shall the aggregate amount of the Lenders' Term Loan A Commitment or the aggregate outstanding principal balance of Term Loan A, exceed $2,921,506.00. This aggregate amount represents an increase in principal of $500,000.00 over the current amount owing under Term Loan A which will be used to reduce the Revolving Credit Loans.

      (B) Paragraph 2.06 and all previous amendments thereto of the Loan Agreement is amended to read in its entirety as follows:

            (i) The unpaid principal amount of Term Loan A shall bear interest at the Prime Rate, plus 1% (currently 5.75%) to be adjusted on the 1st of each month, based on adjustments to the Prime Rate. An aggregate payment of $56,142.00 (principal and interest) will be due on August 1, 2002 and monthly thereafter, subject to changes due to adjustment of the interest rate.

            (ii) Borrower will execute and deliver Replacement Term Loan A Note(s) as required by Lenders, substantially in the form attached as Exhibit B, and shall make aggregate payments for the Term Loan A Notes to the Agent. The maturity date for the Term Loan A Note shall be August 1, 2003. Monthly payments of principal and interest shall be based upon a sixty month amortization schedule. The monthly payment of principal and interest will be adjusted on the above-referenced dates to amortize the then remaining principal balance over the remaining term. Any prepayments of any kind, whether mandatory or optional, shall not reduce the calculation of the monthly payment of principal and interest, but shall be applied to the reduction of the principal balance of the Term Loan so as to have the effect of shortening the amortization period of Term Loan
            A. For example, assuming the interest rate is 5.75% and there is no change in the interest rate, the monthly payment would be $56,142.00 per month. If a prepayment is made, the monthly payment would be $56,142.00 per month. If a prepayment is made, the monthly payment would remain at $56,142.00, but will be applied to principal and interest as if the amortization period for calculating loan payments was shortened.

      5. Reduction of Credit Limit. If the Lease Obligations as defined in the Sixth Amendment are less than $500,000.00, the $8,400,000.00 Revolving Credit Facility Limit shall be permanently reduced, dollar for dollar, by the difference between $500,000.00, and the actual costs; Borrower will provide reasonable documentation of the Lease Obligations to the satisfaction of Lenders. The Revolving Credit Facility Limit may be further reduced, without limitation, in the event that Borrower enters into a transaction whereby assets are sold outside of the ordinary course of business.

      6.    Conditions to Entering into Amendment.

      The obligation of each Lender to enter into this Agreement and to make Loans on the date hereof is subject to the satisfaction of the following conditions precedent, in addition to the conditions precedent set forth in
Section 4.02 of the Loan Agreement unless such conditions are waived hereby or satisfied herein:

            a) Fees, Expenses, etc. All fees and other compensation to be paid to the Agent or the Lenders pursuant hereto, and pursuant to any other written agreement on or prior to the date hereof shall have been paid or received, and all invoiced expenses incurred by the Agent pursuant hereto shall have been paid.

            b) Extension Fee. An Extension Fee of 1% will be paid by the Borrower as follows:

                  (i)   1/4% or $28,304.00 due on signing of this Amendment;

                  (ii) An additional $28,304.00 will be due on each of the following dates: September 27, 2002, December 27, 2002 and March 28, 2003;

            c) Any "Escrow Amount" or "Holdback Amount" owing to Borrower under the Agreement for Sale and Purchase of Assets with Hughes will be applied to reduce Term Loan A.

            d) Any "Contingency Payment" as referenced in the Agreement for Sale and Purchase of Assets with Hughes, up to $150,000, will be applied to reduce Term Loan A.

            e) Additional terms and conditions, including reporting requirements appropriate late payment penalties will be included in the replacement notes contemplated herein.

            f) Lenders shall have the right to require Borrower to retain, at Borrower reasonable expense, an independent consultant acceptable to Lenders, to monitor and/or audit any and all managerial, operational and/or accounting functions of Borrower, including but not limited to analysis of the Borrower's business plans, cash flow forecasts and financial projections, as well as advising the Borrower's management on the preparation and presentation of such information.

      7. Certain Representations. Borrower represents and warrants to the Agent and each Lender as follows:

            a) All Conditions contained in Section 4.02 of the Loan Agreement have been satisfied in all material respects except as otherwise specifically set forth herein or in Amendments First through Seventh.

            b) Borrower's Articles of Incorporation and By-Laws provided to Agent on August 7, 1998 have not been amended or repealed.

            c) The negative covenants of Borrower contained in Section 6.02 of the Loan Agreement are true and correct, except as otherwise specifically set forth herein or in Amendments First through Seventh.

      8.    Certain Financial Covenants.

            a) Subsection (a) of Section 6.01 and all previous Amendments thereto of the Loan Agreement is amended as follows:

                  (a) For the fiscal quarter ending September 30, 2002, the 6 month period ending December 31, 2002, the 9 month period ending March 31, 2003, and the 12 month period ending June 30, 2003, permit the Fixed Charged Coverage Ratio to be less than 1.5 to 1.

                        "Fixed Charged Coverage Ratio" shall mean, with respect to the Borrower, the ratio of (i) EBITDA less taxes paid, less capital expenditures, and less dividends and other distributions, to (ii) current principal payments due, plus interest expense, for the period covered by the calculation.

            b) The minimum Net Worth requirement contained in Subsection (b) of Section 6.01 is waived for the term of this Amendment.

            c) Subsection (c) of Section 6.01 and all previous Amendments thereto of the Loan Agreement is amended as follows:

                  (c) Permit the ratio of consolidated Funded Debt of Borrower and its Subsidiaries when compared to the consolidated EBITDA as calculated below at the same point in time, to exceed the ratios set forth below for the period indicated:

                        Period               EBITDA                  Maximum
                        Covered              Calculation             Ratio
                        -------              -----------             -----

                        3 months             Actual 3 months         5.0 to 1
                        ended 9/30/02        EBITDA times 4

                        6 months             Actual 6 months         4.25 to 1
                        ended 12/31/02       EBITDA times 2

                        9 months             Actual 9 months         3.5 to 1
                        3/31/02              EBITDA times 1.334

                        12 months            Actual 12 months        3.5 to 1
                        ended 6/30/03        EBIDTA


      9. Waiver. The Lenders hereby waive certain loan covenant defaults of Borrower as of March 31, 2002 and as of the date hereof. Nothing contained herein shall constitute a waiver of any future Events of Default, including but not limited to, any future loan covenant defaults.

      10. Miscellaneous. This Amendment is entered into pursuant to and in accordance with Section 9.03 of the Loan Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that they will cooperate in signing and delivering any documents necessary to effectuate the terms of this Agreement. Except as expressly modified or amended herein, the Loan Agreement and each of the other Loan Documents to which the Borrower is a party is hereby restated, ratified and confirmed and shall remain in full force and effect.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have caused this Eighth Amendment to Credit and Loan Agreement to be duly executed and delivered as of the date first above written.

                                            TRANSMATION, INC.



                                        By: /s/ Carl E. Sassano
                                            -----------------------------
                                            CARL SASSANO, President & CEO


                                            KEYBANK NATIONAL ASSOCIATION, as
                                            Agent and a Lender

                                        By: /s/ Timothy Poynton
                                            -----------------------------
                                            Timothy Poynton, Sr. Vice President

                                            LENDERS:

                                            CITIZENS BANK OF MASSACHUSETTS,
                                            F.K.A. STATE STREET BANK AND TRUST
                                            COMPANY

                                        By: /s/ Thomas Opie
                                            -----------------------------
                                            Thomas Opie, Vice President

                          EXHIBIT A TO EIGHTH AMENDMENT

                                    RESTATED
                          TERM LOAN "A" PROMISSORY NOTE

$1,752,903.60                                                ROCHESTER, NEW YORK
                                                                   JULY 12, 2002

FOR VALUE RECEIVED, TRANSMATION, INC., an Ohio corporation (the "Borrower"), the undersigned, promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association (the "Lender") at its principal office in the City of Buffalo, New York in lawful money of the United States, the sum of One Million Seven Hundred Fifty-Two Thousand Nine Hundred Three and 60/100 Dollars ($1,752,903.60) plus interest thereon from August 1, 2002 at the per annum rate determined as set forth below.

This note is a "Term Loan A Note" as referred to in, and is entitled to the benefits of, the Credit and Loan Agreement, dated as of August 7, 1998, by and among the Borrower, the Lender and other Lenders party thereto from time to time and KeyBank National Association, as Agent (as has been amended, as amended on the date hereof and as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the imposition of late charges, the applicable rate of interest upon the occurrence of an Event of Default, the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Except as specifically modified herein, the terms and conditions of the Agreement shall govern. Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed thereto in the Agreement. This Restated Note supercedes and replaces prior Notes delivered pursuant to the Agreement.

      1. Payment Terms. The Borrower shall make payments of principal and interest as hereinafter provided to and including August 1, 2003, on which date all unpaid principal and interest and any other amounts owing under all Term Loan A Notes shall be due and payable (the "Maturity Date"). Beginning August 1, 2002 and continuing each month thereafter, Borrower shall make a payment of principal and interest to Agent with respect to all Term Loan A Notes in the amount of $56,142.00. Any prepayment, whether optional or mandatory, will not change the monthly payment amount calculated hereunder. In the event Borrower or any of its subsidiaries engages in any public sale of additional stock or in any private debt and/or equity offering, proceeds thereof shall, prior to application for any other purpose, be used to pay in full all principal, interest, fees, indemnity, expenses or other amounts due from Borrower under this Term Loan A Note.

      2. Interest Rates. The interest rate shall equal the Prime Rate, plus 1%. The interest rate will be adjusted on the 1st day of each month beginning August 1, 2002 to equal the Prime Rate plus 1% on each date. The unpaid principal amount of the Term Loan A Notes shall bear interest at the rate so determined until the next adjustment date.

      3. Acceleration. This Note may be declared to be immediately due and payable at the option of Lender in the event that Borrower defaults in making any payment required hereunder or there occurs or exists an Event of Default as defined under the Agreement. In such event the interest rate shall adjust as provided in the Agreement.

      4. Waiver. The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Loan A Note and the Agreement.

      5. Governing Law. This Term Loan A Note shall be governed by, construed and enforced in accordance with the laws of the State of New York (for contracts to be executed and performed entirely in the State) without regard or reference to principles of choice or conflict of law.

                                          TRANSMATION, INC.



                                          By:
                                              ------------------------------
                                               Carl Sassano, President/CEO

(1 of 2 Pages)


                          EXHIBIT A TO EIGHTH AMENDMENT

                                    RESTATED
                          TERM LOAN "A" PROMISSORY NOTE

$1,168,602.40                                                ROCHESTER, NEW YORK
                                                                   JULY 12, 2002

FOR VALUE RECEIVED, TRANSMATION, INC., an Ohio corporation (the "Borrower"), the undersigned, promises to pay to the order of CITIZENS BANK OF MASSACHUSETTS, formerly known as State Street Bank and Trust Company (the "Lender") at its principal office at 28 State Street, Boston, MA 02109 in lawful money of the United States, the sum of One Million One Hundred Sixty-Eight Thousand Six Hundred Two and 40/100 Dollars ($1,168,602.40) plus interest thereon from August 1, 2002 at the per annum rate determined as set forth below.

This note is a "Term Loan A Note" as referred to in, and is entitled to the benefits of, the Credit and Loan Agreement, dated as of August 7, 1998, by and among the Borrower, the Lender and other Lenders party thereto from time to time and KeyBank National Association, as Agent (as has been amended, as amended on the date hereof and as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the imposition of late charges, the applicable rate of interest upon the occurrence of an Event of Default, the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Except as specifically modified herein, the terms and conditions of the Agreement shall govern. Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed thereto in the Agreement. This Restated Note supercedes and replaces prior Notes delivered pursuant to the Agreement.

     1. PAYMENT TERMS. The Borrower shall make payments of principal and interest as hereinafter provided to and including August 1, 2003, on which date all unpaid principal and interest and any other amounts owing under all Term Loan A Notes shall be due and payable (the "Maturity Date"). Beginning August 1, 2002 and continuing each month thereafter, Borrower shall make a payment of principal and interest to Agent with respect to all Term Loan A Notes in the amount of $56,142.00. Any prepayment, whether optional or mandatory, will not change the monthly payment amount calculated hereunder. In the event Borrower or any of its subsidiaries engages in any public sale of additional stock or in any private debt and/or equity offering, proceeds thereof shall, prior to application for any other purpose, be used to pay in full all principal, interest, fees, indemnity, expenses or other amounts due from Borrower under this Term Loan A Note.

2 of 2 Pages



     2. INTEREST RATES. The interest rate shall equal the Prime Rate, plus 1%. The interest rate will be adjusted on the 1st day of each month beginning August 1, 2002 to equal the Prime Rate plus 1% on each date. The unpaid principal amount of the Term Loan A Notes shall bear interest at the rate so determined until the next adjustment date.

     3. ACCELERATION. This Note may be declared to be immediately due and payable at the option of Lender in the event that Borrower defaults in making any payment required hereunder or there occurs or exists an Event of Default as defined under the Agreement. In such event the interest rate shall adjust as provided in the Agreement.

     4. WAIVER The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Loan A Notes and the Agreement.

     5. GOVERNING LAW. This Term Loan A Note shall be governed by, construed and enforced in accordance with the laws of the State of New York (for contracts to be executed and performed entirely in the State) without regard or reference to principles of choice or conflict of law.


                                              TRANSMATION, INC.



                                              By: ______________________________
                                                     Carl Sassano, President/CEO

                         EXHIBIT "B" TO EIGHTH AMENDMENT

                                    RESTATED
                              REVOLVING CREDIT NOTE

$5,040,000.00                                                ROCHESTER, NEW YORK
                                                                   JULY 12, 2002

      FOR VALUE RECEIVED, the undersigned, TRANSMATION, INC., an Ohio corporation (the "Borrower"), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association (the "Lender") at its Buffalo, New York office on or before August 1, 2003, and at such earlier dates as may be required by the Agreement (as defined below), the lesser of (i) the principal sum of Five Million Forty Thousand and 00/100 Dollars ($5,040,000.00) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to the Agreement as defined below. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate per annum equal to the Prime Rate from time to time, plus 1%, payable on the dates set forth in the Agreement.

      This Note is a "Revolving Credit Note" as referred to in, and is entitled to the benefits of, the Credit and Loan Agreement, dated as of August 7, 1998, by and among the Borrower, the Lender and other Lenders party thereto from time to time and KeyBank National Association, as Agent (as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the imposition of late charges, the applicable rate of interest upon the occurrence of an Event of Default, the acceleration of the maturity hereof upon the occurrence of certain vents and for prepayments in certain circumstances and upon certain terms and conditions. Capitalized terms used herein and not otherwise defined shall have the same meanings as ascribed thereto in the Agreement. This Restated Note supercedes and replaces prior Notes delivered pursuant to the Agreement.

      The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement.

      This Note shall be governed by, construed and enforced in accordance with the Laws of the State of New York (for contracts to be executed and performed entirely in the State) without regarding or reference to principles of choice or conflict of law.

                                    TRANSMATION, INC.


                                    By:
                                        -----------------------------
                                         Carl Sassano, President/CEO

                         EXHIBIT "B" TO EIGHTH AMENDMENT

                                    RESTATED
                              REVOLVING CREDIT NOTE

$3,360,000.00                                                ROCHESTER, NEW YORK
                                                                   JULY 12, 2002

      FOR VALUE RECEIVED, the undersigned, TRANSMATION, INC., an Ohio corporation (the "Borrower"), promises to pay to the order of CITIZENS BANK OF MASSACHUSETTS, formerly known as State Street Bank and Trust Company (the "Lender") at its principal office at 28 State Street, Boston, MA 02109 on or before August 1, 2003, and at such earlier dates as may be required by the Agreement (as defined below), the lesser of (i) the principal sum of Three Million Three Hundred and Sixty Thousand and 00/100 Dollars ($3,360,000.00) or
(ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to the Agreement as defined below. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate per annum equal to the Prime Rate from time to time, plus 1%, payable on the dates set forth in the Agreement.

      This Note is a "Revolving Credit Note" as referred to in, and is entitled to the benefits of, the Credit and Loan Agreement, dated as of August 7, 1998, by and among the Borrower, the Lender and other Lenders party thereto from time to time and KeyBank National Association, as Agent (as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the imposition of late charges, the applicable rate of interest upon the occurrence of an Event of Default, the acceleration of the maturity hereof upon the occurrence of certain vents and for prepayments in certain circumstances and upon certain terms and conditions. Capitalized terms used herein and not otherwise defined shall have the same meanings as ascribed thereto in the Agreement. This Restated Note supercedes and replaces prior Notes delivered pursuant to the Agreement.

      The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement.

      This Note shall be governed by, construed and enforced in accordance with the Laws of the State of New York (for contracts to be executed and performed entirely in the State) without regarding or reference to principles of choice or conflict of law.

                                    TRANSMATION, INC.


                                    By:
                                        -----------------------------
                                         Carl Sassano, President/CEO